EXHIBIT 99

FOR IMMEDIATE RELEASE

Contact:

Judy Wawroski

Senior Vice President

International Bancshares Corporation

(956) 722-7611 (Laredo)

INTERNATIONAL BANCSHARES CORPORATION

ANNOUNCES EXTENSION OF STOCK REPURCHASE PROGRAM,

LAREDO, TX, April 21, 2017 - International Bancshares Corporation (“IBC”) today, announced that on April 3, 2017, IBC’s Board of Directors approved the extension of its stock repurchase program.  Since April 9, 2009, in March or April of each year, the Board has authorized the repurchase of up to $40 million of common stock within the next twelve months beginning on April 9 of that year.  On April 3, 2017, the Board again authorized the repurchase of up to $40 million of its common stock during the twelve month period commencing on April 9, 2017.  Since April 9, 2009 until the present, IBC has repurchased approximately $58 million of common stock, representing approximately 3,035,586 shares of common stock.  IBC currently has invested approximately $292.2 million in treasury shares, which amount has been accumulated since IBC’s inception.  Stock repurchases may be made from time to time, on the open market or through private transactions.  Shares repurchased in this program will be held in treasury for reissue for various corporate purposes, including employee stock option plans.

IBC (NASDAQ:IBOC - News) is a multi-bank financial holding company headquartered in Laredo, Texas, with over $11.8 billion in total  assets and 194 facilities and  307 ATMs serving 87 communities in Texas and Oklahoma.

“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release which are not historical facts contain forward-looking information with respect to plans, projections or future performance of IBC and its subsidiaries, the occurrence of which involve certain risks and uncertainties detailed in IBC’s filings with the Securities and Exchange Commission.

Copies of IBC’s SEC filings and Annual Report (as an exhibit to the 10-K) may be downloaded from the SEC filings site located at http://www.sec.gov/edgar.shtml or IBC’s website at http://www.ibc.com.